Exhibit 99.1

Stronghold Digital Mining Announces Exchange Agreement to Extinguish Convertible Notes and Strengthen Balance Sheet

NEW YORK, January 3, 2023 – Stronghold Digital Mining, Inc. (NASDAQ: SDIG) (“Stronghold”, or the “Company”) announced that it has entered into an exchange agreement (the “Exchange Agreement”) with the holders (the “Noteholders”) of the Company’s Amended and Restated 10% Notes (the “Notes”), whereby all of the approximately $17.9 million of outstanding principal amount of debt and interest, which would accrue through maturity under the Notes, will be extinguished in exchange for shares of a new series of convertible preferred stock (the “Series C Preferred Stock”) with face value of approximately $23.1 million. The Series C Preferred Stock will be convertible into shares of the Company’s Class A common stock, or pre-funded warrants that may be exercised for shares of Class A common stock, at a conversion price of $0.40 per share. Assuming the conversion of all Series C Preferred Stock anticipated to be issued, approximately 57.8 million shares of Class A common stock would be issued, which would represent approximately 46% of the fully diluted shares outstanding pro forma for such conversion. The Series C Preferred Stock will not bear a preferred dividend and will not require cash payments related to amortization, coupon payments, or other payments.

Pursuant to the Exchange Agreement, the closing of the exchange transaction is to be held as soon as practicable following the satisfaction or waiver, as applicable, of the conditions in the Exchange Agreement, but in no event later than February 20, 2023 (the “Closing”). The Closing is subject to various customary conditions, including stockholder approval and Nasdaq approval.

“We are pleased to announce another deleveraging transaction that is expected to materially reduce our debt, strengthen our balance sheet, and improve our liquidity position,” said Greg Beard, co-chairman and chief executive officer of Stronghold. “We acknowledge the significant number of shares of common stock that could be issued as a result of the Exchange Agreement, but we believe this is necessary to preserve cash, reduce our financial obligations, and better position the Company to survive a potentially prolonged crypto market downturn. Following the Closing of the Exchange Agreement, which is currently expected to occur in February 2023, the Company expects to have less than $55 million in total principal amount of debt outstanding. We believe that the transaction will also create comprehensive equity alignment among existing Stronghold shareholders and the Noteholders, which is critical in this time of stress on the industry.”

As of December 31, 2022, Stronghold had approximately $12.4 million of unrestricted cash on hand and approximately 6 Bitcoin.

About Stronghold Digital Mining, Inc.
Stronghold is a vertically integrated Bitcoin mining company with an emphasis on environmentally beneficial operations. Stronghold houses its miners at its wholly owned and operated Scrubgrass Plant and Panther Creek Plant, both of which are low-cost, environmentally beneficial coal refuse power generation facilities in Pennsylvania.

Investor Contact:

Matt Glover or Jeff Grampp, CFA
Gateway Group, Inc.
SDIG@GatewayIR.com
1-949-574-3860

Media Contact:

contact@strongholddigitalmining.com

Forward Looking Statements:

The information, financial projections and other estimates contained herein contain “forward-looking” statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including, but not limited to statements regarding the Series C Preferred Stock, the Closing, and the anticipated performance of the Company as a result of the restructuring of the Company’s debt contemplated by the Closing. Such financial projections and estimates are as to future events and are not to be viewed as facts, and reflect various assumptions of management of the Company concerning the future performance of the Company and are subject to significant business, financial, economic, operating, competitive and other risks and uncertainties and contingencies (many of which are difficult to predict and beyond the control of the Company) that could cause actual results to differ materially from the statements and information included herein. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Forward-looking statements may include statements about various risks and uncertainties, including those described under the heading "Risk Factors" as detailed from time to time in Stronghold’s reports filed with the SEC, including Stronghold’s annual report on Form 10-K, periodic quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC. Such risk and uncertainties are not exclusive. Any forward-looking statements speak only as of the date of this communication. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information or development, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Additionally, descriptions herein of market conditions and opportunities are presented for informational purposes only; there can be no assurance that such conditions will actually occur or result in positive returns. Recipients of this communication should make their own investigations and evaluations of any information referenced herein.